                                                                Exhibit 11.1


                                HOT TOPIC, INC.

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                    Fiscal years ended
                                        -------------------------------------------
                                        January 28,     February 3,     February 1,
                                           1995            1996             1997
                                        ------------    ------------    -----------
Net income                              $  291,921      $  436,330      $2,570,418
                                        ==========      ==========      ==========

Computation of common and
  common equivalent shares
  outstanding:

  Common shares                            764,000         764,000       1,320,453
  Options and Warrants                      15,132          53,369         218,452

Conversion of Redeemable Preferred
  Shares into Common Shares              1,115,257       1,453,073       2,305,892
  Shares related to SAB No. 83             867,213         867,213              --
                                        ----------      ----------      ----------

Shares used in computing
  net income per share                   2,761,602       3,137,655       3,844,797
                                        ==========      ==========      ==========

Net income per share                         $0.11           $0.14           $0.67
                                        ==========      ==========      ==========